Exhibit 99.1

Shuttle Pharmaceuticals Provides Third Quarter 2023 Corporate Update

ROCKVILLE, Md., November 14, 2023 — Shuttle Pharmaceuticals Holdings, Inc. (Nasdaq: SHPH), a discovery and development stage specialty pharmaceutical company focused on improving outcomes for cancer patients treated with radiation therapy (RT), today provided a corporate update in connection with the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023.

Recent Highlights

●	Received written responses in September 2023 to questions submitted for a Type B pre-Investigational New Drug Application (PIND) meeting with the U.S. Food and Drug Administration (FDA). The FDA’s positive feedback and guidance on the Company’s Chemistry, Manufacturing, and Controls (CMC) and clinical protocol design for Ropidoxuridine provides a pathway to the Company’s submission of an Investigational New Drug (IND) application to initiate the Phase 2 clinical trial.
●	Entered into an exclusive agreement to license certain intellectual property from Georgetown University to advance the Company’s predictive biomarker program focused on developing a predictive diagnostic test for prostate cancer patients who are considering elective radiation therapy. The market is expected to allow for the assessment of risk for treatment success or failure, while informing therapeutic decision making and follow-up management.
●	Expanded the Company’s patent coverage on the Company’s Histone deacetylase (HDAC) inhibitor platform.
●	Manuscript published in Molecular Cancer Therapeutics reporting on the ability of Shuttle’s lead HDAC6 inhibitor drug candidate (SP-2-225) to stimulate the innate immune system following radiation therapy.
●	Moved into new laboratory and office space to assist in furthering the development Shuttle Pharma’s lead drug candidates and accelerate broader diagnostic capabilities on predictive biomarkers.
●	Q3 2023 operating expenses (excluding non-cash items) totaled $1.6 million.
●	At September 30, 2023, Shuttle Pharma’s cash balance was $6.8 million (including cash, cash equivalents and marketable securities).

“During the past three months, we made significant progress on each of our three critical cancer development programs,” Dr. Anatoly Dritschilo, Shuttle Pharma’s Chairman and CEO, stated. “First, we received positive feedback and guidance from the FDA in the form of a Type-B PIND meeting. We received clarification on key aspects to our Phase 2 clinical design and CMC protocols for Ropidoxuridine, our lead candidate radiation sensitizer for use in combination with RT to treat brain tumors (glioblastoma), a deadly malignancy of the brain with no known cure. We are finalizing these protocols with an IND submission expected in the coming days, allowing us to initiate the Phase 2 clinical trial upon final FDA approval.”

“We also completed a key step to accelerate our predictive biomarker program for prostate cancer through the licensing of certain intellectual property that was originally developed through a collaboration of Shuttle Pharma scientists with investigators from Georgetown University. We believe our strategy to develop a predictive diagnostic test for prostate cancer patients who are considering elective radiation therapy will allow patients to assess their risk for treatment success or failure, act as a cost-effective approach to inform clinicians in their treatment recommendations, and will provide patients with a better understanding of the benefits and risks of radiation therapy. Importantly, given that we have collaborated with investigators to complete the Phase 1 and Phase 2 under National Institutes of Health Small Business Innovation Research (NIH SBIR) contracts, we will also seek to leverage this eligibility to apply for project bridge funding via an NIH Phase 2b SBIR mechanism to further advance the program. Further, our recent move into a new laboratory will accommodate our Ropidoxuridine research efforts and enhance our ability to establish a CLIA laboratory to advance our biomarker program.”

“Finally, we have published a manuscript or our scientific findings, and expanded our patent coverage of our HDAC inhibitor program. We look forward to advancing our developments of our lead HDAC6 inhibitor drug candidate SP-2-225 to improve antitumor immune responses and prevent tumor relapse post-radiation therapy.”

“The coming months are expected to be exciting as we move forward with our Phase 2 clinical trial for Ropidoxuridine, a drug that we believe can be a key component to increase cancer cure rates, prolong patient survival and improve quality of life,” Dr. Dritschilo concluded.

About Shuttle Pharmaceuticals

Founded in 2012 by faculty members of the Georgetown University Medical Center, Shuttle Pharma is a discovery and development stage specialty pharmaceutical company focused on improving the outcomes for cancer patients treated with radiation therapy (RT). Our mission is to improve the lives of cancer patients by developing therapies that are designed to maximize the effectiveness of RT while limiting the side effects of radiation in cancer treatment. Although RT is a proven modality for treating cancers, by developing radiation sensitizers, we aim to increase cancer cure rates, prolong patient survival and improve quality of life when used as a primary treatment or in combination with surgery, chemotherapy and immunotherapy. For more information, please visit our website at www.shuttlepharma.com.

Safe Harbor Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements concerning the development of our company. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including factors discussed in the “Risk Factors” section of Shuttle Pharma’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 15, 2023, and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 25, 2023, August 14, 2023 and November 13, 2023, respectively, as well other SEC filings. Any forward-looking statements contained in this press release speak only as of the date hereof and, except as required by federal securities laws, Shuttle Pharmaceuticals specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Shuttle Pharmaceuticals

Anatoly Dritschilo, M.D., CEO

240-403-4212

info@shuttlepharma.com

Investor Contacts

Lytham Partners, LLC

Robert Blum

602-889-9700

shph@lythampartners.com